EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES FOURTH-QUARTER
AND FULL-YEAR 2008 RESULTS

● Amends debt agreements to provide covenant flexibility
● Announces fourth-quarter and full-year 2008 conference call and Webcast
● Announces 2009 guidance

Des Plaines, IL, June 11, 2009—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported fourth-quarter and full-year 2008 results and amended its debt agreements to resolve certain covenant concerns.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “We are pleased to announce that the Company has amended its revolving credit facility and the terms of its outstanding notes to resolve certain financial covenant issues. We believe the amended debt agreements provide the necessary flexibility to support our operations without restricting opportunities for growth and reflect our lenders’ confidence in Schawk and our ability to generate strong cash flow from operations. We appreciate their continued support.”

Mr. Schawk continued, “Despite the challenging economic climate in 2008 and early 2009, Schawk’s business has maintained a steady and expanding client base and, as a result of our efforts over the last year, we believe we have improved our market share. While many of our clients have delayed projects during this period of economic uncertainty, in recent weeks we have seen a number of those clients discussing new projects, adding to our optimism for additional business as the economy improves as expected. As the markets normalize, we believe we are well positioned to meet the service demands of these clients through operational and organizational changes that we have implemented to better utilize our brand point management activities, global capacity and technological capabilities.

“We are seeing positive signs from our broad array of clients, with consumer package goods manufacturers, corporate brand providers and retailers becoming more active.  Furthermore, we are optimistic that as our clients’ activities continue to increase, the significant efforts we have implemented to improve our cost structure and capitalize on our global capacity will benefit our

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

operating results. Concurrent with this, our cash position and liquidity remain solid, which has enabled us to focus on delivering world-class service and innovation to our clients and the markets we serve. As consumer confidence improves, we anticipate that our consumer products and retail clients will begin to activate their new and innovative product initiatives. Schawk is well-prepared to produce this work through our more efficient organization and processes.”

Mr. Schawk concluded, “We have made significant progress in strengthening our internal controls, but recognize that further improvements must be implemented. We will continue our efforts to remedy the remaining material weaknesses throughout 2009.”

Amended Debt Agreements
Schawk has amended its debt agreements with its bank group and private lenders. The amendments provide the Company greater flexibility in its allowable leverage ratio and net worth covenant, while also reducing the size of the Company’s revolving credit facility, providing higher pricing on the Company’s borrowings and providing its lenders with a security interest in the Company’s personal property. A summary of the principal terms of these amendments may be found in the Company’s 2008 Form 10-K filed with Securities and Exchange Commission.

Consolidated Results for Three Months Ended December 31, 2008
Net sales in the fourth quarter of 2008 were $108.9 million compared to $141.3 million in the same period of 2007, a reduction of $32.4 million, or 22.9 percent. Sales attributable to acquisitions for the fourth quarter of 2008 as compared to the comparable prior-year period totaled $0.4 million. The quarter-over-quarter decline in sales was the result of a slowdown in the Company’s business as compared to the fourth quarter of 2007. The slowdown was particularly evident in the Company’s United States and Mexico reportable segment, which represents more than two-thirds of its sales and which experienced a sales decline of $17.7 million, or 19.0 percent. Also contributing to the quarter-over-quarter sales decline were lower sales in the Europe reportable segment, which declined $5.5 million, or 31.0 percent, and lower sales in the Other reportable segment of $9.2 million, or 30.2 percent.

Consumer products packaging accounts sales in the fourth quarter of 2008 were $69.3 million, or 63.7 percent of total sales, compared to $89.6 million in the same period of 2007, representing a decline of 22.6 percent. Advertising and retail accounts sales of $28.6 million, or 26.2 percent of total sales, in the full year of 2008 declined 33.1 percent compared to the prior-year period. Entertainment accounts sales for 2008 of $8.1 million, or 7.5 percent of total sales, declined 5.7 percent as compared to the same period in 2007. Results during the fourth-quarter and full-year 2008 period mirror the slowdown in the U.S. economy, as a number of clients have delayed projects, resulting in lower revenue for the Company. Additionally, lower consumer products packaging sales in 2008 reflected consumer package goods (CPG) manufacturers’ continued struggles with higher raw material and transportation costs and private label competition. Importantly, though client demand softened significantly during the period, no major clients were lost during the fourth quarter or full year of 2008.

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

Gross profit was $31.5 million, or 28.9 percent of sales, in the fourth quarter of 2008, a decline of $18.1 million from $49.6 million, or 35.1 percent of sales, in the fourth quarter of 2007. The decrease in gross profit is largely attributable to the decrease in sales volume.

The Company reported an operating loss of $68.5 million in the 2008 fourth quarter compared to operating income of $16.1 million in the fourth quarter of 2007. The decrease in operating income, as compared to the prior-year period, was the result of lower sales volume and gross profit, as discussed above, impairment of goodwill resulting in non-cash charges of $48.0 million, acquisition, integration and restructuring expenses of $5.3 million, impairment charges on long-lived assets of $0.4 million, multi-employer pension plan withdrawal expense of $7.3 million, remediation and related expenses of $2.8 million, and currency losses associated with foreign exchange transactions of $2.9 million.

The Company reported $48.0 million of non-cash goodwill charges in the 2008 fourth quarter relating to its European and Anthem operations. The goodwill impairment reflects the general decline in global economic conditions, particularly the general reduction in consumer and business confidence experienced during the fourth quarter of 2008. In the first quarter of 2009, the Company’s market capitalization decreased due to a decline in the trading price of its common stock. Accordingly, the Company has commenced a review for potential impairment, which could result in additional goodwill impairment charges in 2009.

The acquisition, integration and restructuring charge in the fourth quarter of 2008 arose from the Company’s implementation of previously announced plans to roll out its brand point management initiative and innovation and to improve efficiency through enhanced utilization of its global capacity. As a result of these actions, the Company incurred costs of $5.3 million for employee terminations, obligations for future lease payments, fixed asset impairments, and other associated costs.

The $0.4 million of long-lived asset impairment charges that arose in the 2008 fourth quarter are principally attributable to land and buildings which the Company currently leases to a third party and has decided to sell. Based on a market value appraisal performed by an independent appraiser, the Company determined that the carrying value of the land and buildings could not be supported by the estimated market value of the facility. The carrying value at December 31, 2008, was written down to its estimated fair value.

The $7.3 million of multi-employer pension plan withdrawal expense that arose in the 2008 fourth quarter was a result of the Company’s decision to terminate participation in the union supplemental retirement and disability fund primarily related to employees of its Minneapolis, MN, facility. Accordingly, the Company’s decision triggered the assumption of a partial termination withdrawal liability. As a result, the Company recorded a liability as of December 31, 2008, net of discount, for $7.3 million to reflect this obligation, which is included in other long-term liabilities on the consolidated balance sheets. While the obligation is taken at December 31, 2008, payment obligations will not arise before the third quarter of 2010.

The remediation and related expenses of $2.8 million, which is included in the Company’s selling, general, and administrative (SG&A) expenses, is principally due to an increase in the

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

Company’s audit, legal and other costs related to the Company’s internal control remediation and related matters.

The Company reported losses associated with foreign currency transactions of $2.9 million in the 2008 fourth quarter compared to a gain of $0.2 million on foreign currency transactions for the same period in 2007. These transactions were recorded by international subsidiaries primarily for unhedged currency exposure arising from intercompany debt obligations.

Interest expense in the fourth quarter of 2008 was $1.8 million compared to $2.2 million in the fourth quarter of 2007, primarily reflecting lower interest rates during the 2008 period.

Income tax for the fourth quarter of 2008 was a benefit of $11.8 million, which was principally due to the Company’s operating loss during the period, compared to income tax expense of $6.3 million in the fourth quarter of 2007.

Net loss in the fourth quarter of 2008 was $58.4 million, or $2.27 per diluted share, as compared to net income of $7.8 million, or $0.28 per diluted share, in the fourth quarter of 2007. As discussed above, during the fourth quarter of 2008 the Company incurred impairment of goodwill charges of $48.0 million, acquisition, integration and restructuring expenses of $5.3 million, impairment charges on long-lived assets of $0.4 million, multi-employer pension plan withdrawal expense of $7.3 million, remediation and related expenses of $2.8 million, and currency losses associated with foreign exchange transactions of $2.9 million. The loss before income taxes was $70.2 million. Because of this loss, the income tax provision for the fourth quarter was a benefit of $11.8 million. Excluding the aforementioned items (net of tax effect), fourth-quarter 2008 net loss was $0.3 million, or a loss of $0.01 per diluted share, as compared to income of $8.2 million, or $0.30 per diluted share, on the same basis for the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of non-GAAP measures.

Other Information
Depreciation and amortization expense was $4.7 million in the fourth quarter of 2008 compared to $5.7 million in the fourth quarter of 2007.

Capital expenditures in the fourth quarter of 2008 were $4.7 million compared to $7.2 million in the same period of 2007.

As announced in February 2008, the Company’s board of directors authorized a share repurchase program to allow for the repurchase of up to two million shares of common stock. During the 2008 fourth quarter, the Company bought 1,364,000 shares for a cost of $17.6 million. For the full year of 2008 all shares authorized for repurchase under the program had been repurchased for a total of $27.4 million.

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

Consolidated Results for Twelve Months Ended December 31, 2008
Full-year 2008 sales were $494.2 million compared to $544.4 million in the comparable prior-year period, a reduction of $50.2 million, or 9.2 percent. Sales attributable to acquisitions since the prior year totaled $6.3 million. On a segment basis, the United States and Mexico segment declined 11.3 percent, while sales in Europe and Other segments declined 10.8 percent and 1.0 percent, respectively.

Consumer products packaging accounts sales in 2008 were $316.3 million, or 64.0 percent of total sales, compared to $338.6 million in the same period of 2007, representing a decline of 6.6 percent. Advertising and retail accounts sales of $134.2 million, or 27.2 percent of total sales, in the full year of 2008 declined 14.7 percent compared to the same period of 2007. Entertainment accounts sales for 2008 of $36.4 million, or 7.4 percent of total sales, declined 15.6 percent as compared to the prior-year period.

Gross profit was $164.4 million, or 33.3 percent of sales, for the full year of 2008, a decline of $28.0 million from $192.4 million, or 35.3 percent of sales, for the full year of 2007. The decrease in gross profit is largely attributable to the decrease in sales volume.

Operating loss was $56.6 million in the twelve months of 2008 compared to operating income of $60.2 million in the same period of 2007. The decrease in operating income in the full year of 2008 compared to the full year of 2007 is the result of lower sales volume and gross profit, as discussed above, acquisition, integration and restructuring expenses of $10.4 million, impairment charges on long-lived assets of $6.6 million, multi-employer pension plan withdrawal expense of $7.3 million, impairment of goodwill charges of $48.0 million, remediation and related expenses of $6.8 million, and losses associated with foreign currency transactions of $4.3 million.

Full-year 2008 interest expense was $6.9 million compared to $9.2 million in the same period of 2007 as a result of a decrease in average outstanding debt and a reduction in average interest rates.

Income tax expense for the full year of 2008 was a benefit of $3.1 million compared to income tax expense of $20.7 million in the same period of 2007. The effective tax rate declined to 4.9 percent in 2008 compared to 40.3 percent in 2007. The decrease in the effective tax rate was primarily due to the non-deductibility of $10.5 million of the goodwill impairment recorded with respect to the Company’s European and Anthem operations, an increase in the deferred tax asset valuation allowance of approximately $6.8 million and income tax reserve increases of approximately $4.5 million.

For the full year ended December 31, 2008, the Company’s net loss was $60.0 million, or $2.24 per diluted share, as compared to a profit of $30.6 million, or $1.10 per diluted share, in the same period of 2007. During 2008, the Company incurred acquisition integration and restructuring expenses of $10.4 million, impairment charges on long-lived assets of $6.6 million, multi-employer pension plan withdrawal expense of $7.3 million, impairment of goodwill charges of $48.0 million, remediation and related expenses of $6.8 million, and losses associated with foreign currency transactions of $4.3 million. In addition, the Company recognized a $1.1 million gain on the sale of assets, $1.6 million of income related to the reversal of vacant

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

property reserves and $1.1 million of expense related to the write-off of capitalized acquisition-related due diligence costs during the 2007 period that were not repeated in the 2008 period. Excluding the aforementioned items (net of tax effect), net income for the 12 months of 2008 was $13.6 million, or $0.51 per diluted share, compared to $30.2 million, or $1.09 per diluted share, on the same basis for the twelve months of 2007. Please refer to the table at the end of this press release for a reconciliation of non-GAAP measures.

Other Information
Depreciation and amortization expense was $20.8 million for the full year of 2008 compared to $21.4 million in the prior-year period.

Capital expenditures in the 2008 full year were $14.9 million compared to $18.1 million in the same period of 2007.

EBITDA and Adjusted EBITDA Performance
The Company has not recently reported EBITDA (Earnings Before Interest, Taxes, Depreciation or Amortization) or Adjusted EBITDA as financial measures. Both of these measures are important indicators of performance under the Company’s amended debt agreements and are consistent measurement tools for evaluating the operating activities of the business from period to period. EBITDA for the fourth quarter of 2008 was negative $12.9 million compared to a positive EBITDA of $23.4 million for the fourth quarter of 2007. Adjusted EBITDA for the fourth quarter of 2008 was $2.2 million compared to $23.6 million for the fourth quarter of 2007.

EBITDA for full-year 2008 was $22.0 million as compared to $83.5 million for full-year 2007. Adjusted EBITDA was $42.2 million for the full year of 2008 compared to $82.9 million for the comparable prior-year period. These results for EBITDA and Adjusted EBITDA are calculated consistent with the schedule presented at the end of this press release. A reconciliation of this non-GAAP measure is also provided at the end of this release.

Cost-Reduction Activities
The $10.4 million restructuring charge in 2008 noted above is anticipated to result in total annual savings of approximately $21.9 million, with an estimated $7.4 million in savings realized in 2008. The Company anticipates additional actions taken and expected to be taken during 2009 will result in restructuring charges of approximately $2.0 to $3.0 million generating annual savings of $6.0 to $7.0 million beginning in the first quarter of 2009 (estimated $5.0 to $5.5 million savings in 2009). Furthermore, the Company has taken other 2009 cost-reduction actions expected to reduce expenses by approximately $6.0 to $7.0 million for 2009.

Full-Year 2009 Sales and “Adjusted EBITDA” Guidance
In fiscal 2009, the Company expects full-year revenues to range between $440 to $450 million, and Adjusted EBITDA (as calculated under the terms of the Company’s amended debt agreements) to range between $43 to $49 million. The Company bases these annual estimates on an expectation that consumer spending will modestly increase during 2009, and CPG’s, retail and corporate brands will increase their product innovation and promotional activities in response to competitive pressure, and that the Company’s cost reduction activities in 2008 and during 2009 are anticipated to lower the expense base of the Company. In the event that

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

consumer confidence is more than modestly increased, the Company expects that its revenue and Adjusted EBITDA will exceed initial projections. In addition, the Company presently expects that current cash balances and anticipated cash flows from operations and other activities will be  sufficient to fund debt service as well as debt reduction through the end of 2009 without hindering the Company’s ability to focus on the services provided to its clients.

Conference Call
Schawk invites you to join its fourth-quarter and full-year 2008 earnings conference call on Monday, June 15 at 9:00 a.m. Central time. To participate in the conference call, please dial 866-804-6929 or 857-350-1675 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=2263039.  If you are unavailable to participate on the live call, a replay will be available through June 22 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 65759387, and follow the prompts. The replay will also be available on the Internet for 30 days at the following address: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=2263039.

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

Non-GAAP Financial Measures
There are non-GAAP measures attached to this press release entitled “Reconciliation of Non-GAAP measures to GAAP.” Management believes that the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period. Non-GAAP measures are reconciled to the closest GAAP measures on schedules attached to this press release. The non-GAAP measures should not be viewed as alternatives to GAAP. Furthermore, these measures may not be consistent with similar measures provided by other companies.  See also the Company’s discussion of the use of EBITDA and Adjusted EBITDA in the attached “Reconciliation of Non-GAAP EBITDA and Adjusted EBITDA.”

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with additional accounting issues, if any, which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and specifically market conditions for the consumer products industry; the level of demand for Schawk's services; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in Asia and other foreign

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com
Financial Tables Follow

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

Schawk, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)

Net sales	$108,895	$141,256	$494,184	$544,409
Cost of sales	77,445	91,682	329,814	352,015
Gross profit	31,450	49,574	164,370	192,394

Selling, general and administrative expenses	39,018	32,286	148,596	131,024
Impairment of goodwill	48,041	—	48,041	—
Acquisition integration and restructuring expenses	5,274	—	10,390	—
Multiemployer pension plan withdrawal expense	7,254	—	7,254	—
Impairment of long-lived assets	387	1,197	6,644	1,197
Operating income (loss)	(68,524)	16,091	(56,555)	60,173

Other income (expense):
Interest income	90	122	291	297
Interest expense	(1,753)	(2,156)	(6,852)	(9,214)
	(1,663)	(2,034)	(6,561)	(8,917)

Income (loss) before income taxes	(70,187)	14,057	(63,116)	51,256
Income tax provision (benefit)	(11,821)	6,259	(3,110)	20,658

Net income (loss)	$(58,366)	$7,798	$(60,006)	$30,598

Net earnings (loss) per share:
Basic	$(2.27)	$0.29	$(2.24)	$1.14
Diluted	$(2.27)	$0.28	$(2.24)	$1.10

Weighted average shares outstanding:
Basic	25,741	26,987	26,739	26,869
Diluted	25,741	27,745	26,739	27,701

Dividends per common share	$0.0325	$0.0325	$0.13	$0.13

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

Schawk, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Amounts)

	Dec. 31, 2008	Dec. 31, 2007
		(Restated)
Assets
Current assets:
Cash and cash equivalents	$20,205	$11,754
Trade accounts receivable, less allowance for doubtful accounts of $3,138
at December 31, 2008 and $2,063 at December 31, 2007	83,218	113,215
Inventories	23,617	21,902
Prepaid expenses and other current assets	11,243	13,524
Income tax receivable	3,348	—
Assets held for sale	6,555	—
Deferred income taxes	2,765	4,755
Total current assets	150,951	165,150

Property and equipment, less accumulated depreciation of $92,583
at December 31, 2008 and $96,183 at December 31, 2007	58,325	77,083
Goodwill	184,037	246,368
Other intangible assets, net	39,125	41,528
Deferred income taxes	2,752	—
Other assets	5,163	4,858

Total assets	$440,353	$534,987

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$20,694	$26,308
Accrued expenses	52,016	52,420
Income taxes payable	—	4,754
Current portion of long-term debt	23,563	4,433
Total current liabilities	96,273	87,915

Long-term debt	112,264	105,942
Deferred income taxes	1,858	15,814
Other liabilities	29,137	24,547

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,478,456 and 29,213,166 shares issued at December 31, 2008
and December 31, 2007, respectively; 25,218,566 and 27,013,482 shares outstanding
at December 31, 2008 and December 31, 2007, respectively	217	216
Additional paid-in capital	187,801	184,110
Retained earnings	68,016	131,457
Accumulated comprehensive income	1,368	14,162
	257,402	329,945
Treasury stock, at cost, 4,259,890 and 2,199,684 shares of common stock at
December 31, 2008 and December 31, 2007, respectively	(56,581)	(29,176)
Total stockholders’ equity	200,821	300,769

Total liabilities and stockholders’ equity	$440,353	$534,987

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(In Thousands, Except Share Amounts)

	Three Months Ended
	December 31,
	2008	2007

Income (loss) before income taxes per GAAP	$(70,187)	$14,057
Plus: Impairment of goodwill	48,041	—
Plus: Acquisition integration and restructuring expenses	5,274	—
Plus: Pension withdrawal expense	7,254	—
Plus: Remediation and related expenses	2,860	—
Plus: Impairment of long-lived assets	387	1,197
Plus: Foreign exchange (gain) loss	2,885	—
Less: Gain on sale of real estate and other	—	(430)
Adjusted income (loss) before income tax (non-GAAP)	(3,486)	14,824
Adjusted income tax provision (benefit) (non-GAAP)	(3,176)	6,581
Adjusted net income (loss) (non-GAAP)	$(310)	$8,243

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	25,741	27,745

Net income (loss) per diluted share per GAAP	$(2.27)	$0.28

Adjustments: net of tax effects
Plus: Impairment of goodwill	1.77	—
Plus: Acquisition integration and restructuring expenses	0.13	—
Plus: Pension withdrawal expense	0.20	—
Plus: Remediation and related expenses	0.09	—
Plus: Impairment of long-lived assets	0.01	0.03
Plus: Foreign exchange (gain) loss	0.08	—
Less: Gain on sale of real estate and other	—	(0.01)
Less: Uncertain tax positions and other discreet tax adjustments	(0.02)	—
Adjusted net income (loss) per diluted share (non-GAAP)	$(0.01)	$0.30

Income tax provision (benefit) per GAAP	$(11,821)	$6,259
Plus: Tax effect of Goodwill Impairment	2,480	—
Plus: Tax effect of acquisition integration and restructuring expense	1,864	—
Plus: Tax effect of pension withdrawal expense	2,231	—
Plus: Tax effect of remediation and related expenses	662	—
Plus: Tax effect of impairment of long-lived assets	135	419
Plus: Tax effect of foreign exchange (gain) loss	721	—
Plus: Tax effect of gain on sale of real estate and other	—	(97)
Plus: Uncertain tax positions and other discreet tax adjustments	552	—
Adjusted income tax provision (benefit) (non-GAAP)	$(3,176)	$6,581

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(In Thousands, Except Share Amounts)

	Twelve Months Ended
	December 31,
	2008	2007
Income (loss) before income taxes per GAAP	$(63,116)	$51,256
Plus: Impairment of goodwill	48,041	—
Plus: Acquisition integration and restructuring expenses	10,390	—
Plus: Pension withdrawal expense	7,254	—
Plus: Remediation and related expenses	6,813	—
Plus: Impairment of long-lived assets	6,644	1,197
Plus: Foreign exchange (gain) loss	4,268	(208)
Less: Gain on sale of real estate and other	—	(1,540)
Adjusted income before income tax (non-GAAP)	20,294	50,705

Adjusted income tax provision (non-GAAP)	6,700	20,488

Adjusted net income (non-GAAP)	$13,594	$30,217

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	26,739	27,701

Net income (loss) per diluted share per GAAP	$(2.24)	$1.10

Adjustments: Net of Tax effects
Plus: Impairment of goodwill	1.70	—
Plus: Acquisition integration and restructuring expenses	0.25	—
Plus: Pension withdrawal expense	0.16	—
Plus: Remediation and related expenses	0.17	—
Plus: Impairment of long-lived assets	0.16	0.03
Plus: Foreign exchange (gain) loss	0.12	(0.01)
Less: Gain on sale of real estate and other	—	(0.04)
Less: Uncertain tax positions and other discreet tax adjustments	0.18	—
Adjusted net income (loss) per diluted share (non-GAAP)	$0.51	$1.09

Income tax provision (benefit) per GAAP	$(3,110)	$20,658
Plus: Tax effect of Goodwill Impairment	2,480	—
Plus: Tax effect of acquisition integration and restructuring expense	3,637	—
Plus: Tax effect of pension withdrawal expense	2,880	—
Plus: Tax effect of remediation and related expenses	2,231	—
Plus: Tax effect of impairment of long-lived assets	2,325	419
Plus: Tax effect of foreign exchange (gain) loss	1,067	(52)
Plus: Tax effect of gain on sale of real estate and other	—	(537)
Plus: Uncertain tax positions and other discreet tax adjustments	(4,810)	—
Adjusted income tax provision (non-GAAP)	$6,700	$20,488

-more-

Schawk Inc. Fourth-Quarter and Full-Year 2008 Results

Schawk, Inc.
Reconciliation of Non-GAAP EBITDA and Adjusted EBITDA
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net Income (loss)	$(58,366)	$7,798	$(60,006)	$30,598
Interest expense, net of interest income	1,663	2,034	6,561	8,917
Income tax expense (benefit)	(11,821)	6,259	(3,110)	20,658
Operating Income	(68,524)	16,091	(56,555)	60,173
Depreciation and amortization	4,688	5,725	20,751	21,353
Impairment of long-lived assets	387	1,197	6,644	1,197
Impairment of goodwill	48,041	—	48,041	—
Non-cash restructuring charge	36	—	628	—
Unrealized foreign exchange (gain) loss	1,097	124	1,097	(243)
Share-based compensation	1,385	235	1,385	1,011
EBITDA	(12,890)	23,372	21,991	83,491

Permitted add backs on amended debt agreements:
(Gain) loss on sale of equipment	524	143	362	(852)
Permitted acquisitions	2,027	—	2,519	—
Interest income	90	122	291	297
Restructuring charge	5,238	—	9,762	—
Pension withdrawal expense	7,254	—	7,254	—

Adjusted EBITDA	$2,243	$23,637	$42,179	$82,936

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA, as defined in the covenants under the Company's amended debt agreements, is EBITDA as adjusted to exclude certain items, including items that are generally considered non-operating.  Both measures are important indicators of performance under the Company's amended debt agreements and provide management with a consistent measurement tool for evaluating the operating activities of the Company from period to period.  These measures do not represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies.

-###-